Exhibit 99.1

AMERICAN GREETINGS ANNOUNCES FOURTH QUARTER RESULTS

•	Earnings results include charges for actions designed to improve return on capital

•	Company announces $100 million share repurchase program

•	Company announces 25% increase in dividend

CLEVELAND (April 17, 2007) – American Greetings Corporation (NYSE: AM) today announced its results for the fourth quarter and fiscal year ended February 28, 2007, a $100 million share repurchase program, and a 25% increase to its quarterly cash dividend.

Fourth Quarter Results

For the fourth quarter of fiscal 2007, the Company reported net sales of $472.8 million, pre-tax loss from continuing operations of $4.2 million, and a loss from continuing operations of $7.7 million or 14 cents per share (all per-share amounts assume dilution).

During the quarter, the Company took a series of actions to improve its long-term return on capital and to do so, incurred charges in both its continuing as well as its discontinued operations. Within the continuing operations, the Company sold its candle product lines, and as a result, recorded a pre-tax loss of $16 million or approximately 18 cents per share. In addition, during the quarter, the Company also incurred exit costs in connection with the closure of 60 of its retail stores resulting in a pre-tax loss of $6.5 million or approximately 7 cents per share.

In the prior year’s fourth fiscal quarter, the Company reported net sales of $507.4 million, pre-tax income from continuing operations of $63.6 million, and income from continuing operations of $51.1 million or 70 cents per share.

Full Year Results

For the fiscal year ended February 28, 2007, the Company reported net sales of $1,744.6 million, pre-tax income from continuing operations of $69.4 million, and income from continuing operations of $43.3 million or 72 cents per share. Included in these results are a pre-tax loss on the sale of the Company’s candle product lines of $16 million or approximately 16 cents per share, a pre-tax loss associated with the closure of 60 stores within the retail operations segment of $6.5 million or approximately 7 cents per share, and a pre-tax gain of $20 million or approximately 20 cents per share as a result of retailer consolidations and the effect the consolidations had on several long-term supply agreements between the Company and the affected retailers.

Management Comments and Outlook

Chief Executive Officer Zev Weiss said, “I am pleased that we continued to execute against our goal of improving the return on capital employed and generating strong cash flow. We generated cash flow from operating activities less capital expenditures of $225 million, well above our initial estimates and even beyond our December guidance. For fiscal year 2008, we are projecting earnings per share between $1.35 and $1.55. I am looking forward to improved earnings as a large portion of the investments in our strategic card initiative is now behind us. In addition, we are able to continue returning capital to our shareholders by repurchasing shares and increasing the dividend.”

Financing Activities

The Company purchased 3.0 million shares of its common stock for $71.3 million during the fourth quarter of fiscal 2007. During the fiscal year, the Company repurchased 11.1 million of its shares for $257.2 million and was not required to issue approximately 7.1 million shares as a result of the convertible notes exchange offer completed in the second quarter.

The Company’s Board of Directors authorized a new $100 million share repurchase program as well as a 25% increase in its quarterly cash dividend from 8 cents per share to 10 cents per share. The share repurchases will be made through a 10b5-1 program in open market or privately negotiated transactions in compliance with the SEC’s Rule 10b-18, subject to market conditions, applicable legal requirements and other factors. The increased dividend will be paid on May 14, 2007 to shareholders of record at the close of business on May 2, 2007.

Conference call on the Web

American Greetings will broadcast its conference call live on the Internet at 9:00 a.m. Eastern time today. The conference call will be accessible through the Investor Relations section of the American Greetings Web site at http://investors.americangreetings.com. A replay of the call will be available on the site.

About American Greetings Corporation

American Greetings Corporation (NYSE: AM) is one of the world’s largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, stationery, calendars, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $1.7 billion. For more information on the Company, visit http://corporate.americangreetings.com.

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CONTACT:

Gregory M. Steinberg

Treasurer and Director of Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com

Certain statements in this release, including those under “Management Comments and Outlook” may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	retail consolidations, acquisitions and bankruptcies, including the possibility of resulting adverse changes to retail contract terms;

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•	the Company’s ability to successfully implement its strategy to invest in its core greeting card business;

•	the timing and impact of investments in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	the ability to execute share repurchase programs or the ability to achieve the desired accretive effect from such repurchases;

•	the Company’s ability to successfully complete, or achieve the desired benefits associated with, dispositions;

•	a weak retail environment;

•	consumer acceptance of products as priced and marketed;

•	the impact of technology on core product sales;

•	competitive terms of sale offered to customers;

•	successful implementation of supply chain improvements and achievement of projected cost savings from those improvements;

•	increases in the cost of material, energy, freight and other production costs;

•	the Company’s ability to comply with its debt covenants;

•	fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar;

•	escalation in the cost of providing employee health care;

•	successful integration of acquisitions; and

•	the outcome of any legal claims known or unknown.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators and the public’s acceptance of online greetings and other social expression products.

In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006.

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AMERICAN GREETINGS CORPORATION

FOURTH QUARTER CONSOLIDATED STATEMENT OF OPERATIONS

FISCAL YEAR ENDED FEBRUARY 28, 2007

(In thousands of dollars except share and per share amounts)

	(Unaudited)
	Quarter Ended February 28,		Year Ended February 28,
	2007	2006	2007	2006
Net sales	$472,848	$507,413	$1,744,603	$1,875,104

Costs and expenses:
Material, labor and other production costs	233,559	222,549	826,791	846,958
Selling, distribution and marketing	176,487	171,296	627,906	631,943
Administrative and general	67,573	66,440	251,089	242,727
Goodwill impairment	—	—	—	43,153
Interest expense	7,962	8,460	34,986	35,124
Other income - net	(8,503)	(24,896)	(65,530)	(64,676)

	477,078	443,849	1,675,242	1,735,229

(Loss) income from continuing operations before income tax expense	(4,230)	63,564	69,361	139,875

Income tax expense	3,513	12,498	26,096	48,879

(Loss) income from continuing operations	(7,743)	51,066	43,265	90,996

Loss from discontinued operations, net of tax	(4,480)	(9,272)	(887)	(6,620)

Net (loss) income	$(12,223)	$41,794	$42,378	$84,376

Earnings (loss) per share - basic:
(Loss) income from continuing operations	$(0.14)	$0.82	$0.75	$1.38
Loss from discontinued operations	(0.08)	(0.15)	(0.02)	(0.10)

Net (loss) income	$(0.22)	$0.67	$0.73	$1.28

Earnings (loss) per share - assuming dilution:
(Loss) income from continuing operations	$(0.14)	$0.70	$0.72	$1.24
Loss from discontinued operations	(0.08)	(0.12)	(0.01)	(0.08)

Net (loss) income	$(0.22)	$0.58	$0.71	$1.16

Average number of common shares outstanding	56,035,238	62,736,831	57,951,952	65,965,024

Average number of common shares outstanding - assuming dilution	56,035,238	75,681,656	62,362,794	79,226,384

Dividends declared per share	$0.08	$0.08	$0.32	$0.32

AMERICAN GREETINGS CORPORATION

FOURTH QUARTER CONSOLIDATED STATEMENT OF FINANCIAL POSITION

FISCAL YEAR ENDED FEBRUARY 28, 2007

(In thousands of dollars)

	(Unaudited) February 28,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$144,713	$213,613
Short-term investments	—	208,740
Trade accounts receivable, net	98,837	139,384
Inventories	182,618	213,109
Deferred and refundable income taxes	135,379	153,282
Assets of businesses held for sale	5,199	24,903
Prepaid expenses and other	227,380	212,814

Total current assets	794,126	1,165,845

GOODWILL	224,105	200,763
OTHER ASSETS	416,887	548,514
DEFERRED INCOME TAXES	52,869	—

Property, plant and equipment - at cost	944,534	953,634
Less accumulated depreciation	659,462	649,794

PROPERTY, PLANT AND EQUIPMENT - NET	285,072	303,840

	$1,773,059	$2,218,962

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Debt due within one year	$—	$174,792
Accounts payable	118,204	123,757
Accrued liabilities	80,389	73,532
Accrued compensation and benefits	61,192	68,864
Income taxes	24,578	17,240
Liabilities of businesses held for sale	1,932	3,627
Other current liabilities	84,898	97,270

Total current liabilities	371,193	559,082

LONG-TERM DEBT	223,915	300,516
OTHER LIABILITIES	162,410	116,554
DEFERRED INCOME TAXES	6,315	22,785

SHAREHOLDERS’ EQUITY
Common shares - Class A	50,839	56,130
Common shares - Class B	4,283	4,218
Capital in excess of par value	414,859	398,505
Treasury stock	(710,414)	(676,436)
Accumulated other comprehensive (loss) income	(1,013)	9,823
Retained earnings	1,250,672	1,427,785

Total shareholders’ equity	1,009,226	1,220,025

	$1,773,059	$2,218,962

AMERICAN GREETINGS CORPORATION

FOURTH QUARTER CONSOLIDATED STATEMENT OF CASH FLOWS

FISCAL YEAR ENDED FEBRUARY 28, 2007

(In thousands of dollars)

	(Unaudited) Year Ended February 28,
	2007	2006
OPERATING ACTIVITIES:
Net income	$42,378	$84,376
Loss from discontinued operations	887	6,620

Income from continuing operations	43,265	90,996
Adjustments to reconcile to net cash provided by operating activities:
Goodwill impairment	—	43,153
Loss on disposal of fixed assets	1,726	4,355
Loss on extinguishment of debt	5,055	863
Loss on disposal of product lines	15,969	—
Depreciation and amortization	49,380	54,202
Deferred income taxes	(16,277)	23,225
Other non-cash charges	13,891	7,219
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Decrease in trade accounts receivable	47,369	33,850
Decrease in inventories	22,227	1,541
Increase in other current assets	(35,973)	(13,371)
Decrease in deferred costs - net	128,752	56,610
Decrease in accounts payable and other liabilities	(1,763)	(33,374)
Other - net	(6,646)	123

Cash Provided by Operating Activities	266,975	269,392

INVESTING ACTIVITIES:
Proceeds from sale of short-term investments	1,026,280	1,733,470
Purchases of short-term investments	(817,540)	(1,733,470)
Property, plant and equipment additions	(41,726)	(46,056)
Cash payments for business acquisitions, net of cash acquired	(13,122)	(15,315)
Cash receipts related to discontinued operations	12,559	—
Proceeds from sale of fixed assets	4,847	11,416
Other - net	6,160	—

Cash Provided (Used) by Investing Activities	177,458	(49,955)

FINANCING ACTIVITIES:
Increase in long-term debt	200,000	—
Reduction of long-term debt	(440,588)	(10,782)
Sale of stock under benefit plans	6,834	27,068
Purchase of treasury shares	(257,817)	(244,642)
Dividends to shareholders	(18,418)	(21,184)
Debt issuance costs	(8,533)	—

Cash Used by Financing Activities	(518,522)	(249,540)

DISCONTINUED OPERATIONS:
Cash used by operating activities from discontinued operations	(961)	(2,725)
Cash provided by investing activities from discontinued operations	1,643	566

Cash Provided (Used) by Discontinued Operations	682	(2,159)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	4,507	(1,924)

DECREASE IN CASH AND CASH EQUIVALENTS	(68,900)	(34,186)
Cash and Cash Equivalents at Beginning of Year	213,613	247,799

Cash and Cash Equivalents at End of Year	$144,713	$213,613